UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.)*

(Name of Issuer)
CITIZENS FIRST BANCORP

(Title of Class of Securities)
Common Stock


(CUSIP Number)
17461R106

Check the following box if a fee
is being paid with this statement.
  (A fee is not required only if the
 filing person:  (1) has a previous
statement on file reporting beneficial
ownership of more than five percent
of the class of securities described
 in Item 1; and (2) has filed no
 amendment subsequent thereto reporting
 beneficial ownership of five percent
or less of such class.) (See Rule
13d-7).

*The remainder of this cover page
shall be filled out for a reporting
persons initial filing on this form
 with respect to the subject class
of securities, and for any subsequent
 amendment containing information
which would alter the disclosures
provided in a prior cover page.

The information required in the
 remainder of this cover page shall
not be deemed to be filed for the
purpose of Section 18 of the Securities
Exchange Act of 1934 (Act) or otherwise
 subject to the liabilities of that
section of the Act but shall be subject
 to all other provisions of the Act
 (however, see the Notes).


1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
	THOMSON HORSTMANN & BRYANT, INC.
	22-3508647

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	N/A

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
	A DELAWARE CORPORATION
	SADDLE BROOK, NJ  07663

5  SOLE VOTING POWER
	401,000

6  SHARED VOTING POWER
	16,500

7  SOLE DISPOSITIVE POWER
	729,400

8  SHARED DISPOSITIVE POWER
	NONE

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	729,400

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
	N/A

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	7.82%

12  TYPE OF REPORTING PERSON *
	IA

ITEM 1.
	(A) CITIZENS FIRST BANCORP. INC.
	(B) 525 WATER ST., PORT HURON, MI  48060

ITEM 2.
	(A) THOMSON HORSTMANN & BRYANT, INC.
	(B) PARK 80 WEST, PLAZA TWO, SADDLE BROOK, NJ 07663
	(C) A DELAWARE CORPORATION
	(D) COMMON
	(E) 17461R106

ITEM 3.
	(E) INVESTMENT ADVISER REGISTERED UNDER SECTION
203 OF THE INVESTMENT ADVISERS ACT OF 1940

ITEM 4.
	(A)  729,400
	(B)  7.82%
	(C)	(I)  401,000
		(II)	16,500
		(III)	729,400
		(IV)	NONE

ITEM 5.  N/A

ITEM 6.  N/A

ITEM 7.  N/A

ITEM 8.  N/A

ITEM 9.  N/A


ITEM 10. CERTIFICATION
	By signing below I certify that,
to the best of my knowledge and belief
, the securities referred to above were
 acquired in the ordinary course of
 business and were not acquired for the
 purpose of and do not have the effect
 of changing or influencing the control
 of the issuer of such securities and
were not acquired in connection with
 or as a participant in any transaction
 having such purposes or effect.

SIGNATURE

After reasonable inquiry and to the
best of my knowledge and belief, I
 certify that the information set forth
 in this statement is true, complete
and correct.

							Richard A. Horstmann, VP
							Date:   1/18/02